Exhibit (d-5)

May 20, 2025

The Alger Funds II

100 Pearl Street, 27th Floor

New York, NY 10004

Dear Sirs:

Fred Alger Management, LLC (“FAM”) hereby agrees to waive fees owned to it by, or reimburse expenses of, Alger Spectra Fund (the “Fund”), a series of The Alger Funds II (the “Trust”), in an amount corresponding to total expense ratio borne by the Fund as an investor in any underlying FAM-sponsored fund.

FAM understands and intends that the Trust will rely on this agreement in preparing and filing its registration statements on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes.

This agreement will remain in effect for the life of any investment by the Fund in any FAM-sponsored fund.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

Fred Alger Management, LLC

/s/ Tina Payne
By: Tina Payne
Title: SVP, General Counsel, Chief Compliance Officer

Accepted by:
The Alger Funds II

/s/ Hal Liebes
By: Hal Liebes
Title: President, Principal Executive Officer